Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cachet Financial Solutions, Inc. pertaining to the Cachet Financial Solutions Inc. 2010 Equity Incentive Plan, the Cachet Financial Solutions, Inc. 2014 Associate Stock Purchase Plan, and the Cachet Financial Solutions, Inc. 2014 Stock Incentive Plan (collectively, the “Plans”) of our report dated March 28, 2014, relating to the consolidated financial statements of Cachet Financial Solutions, Inc. and Subsidiary as of and for the years ended December 31, 2013 and 2012 which appears in Cachet Financial Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Lurie Besikof Lapidus & Company, LLP

Minneapolis, Minnesota
February 11, 2015